                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                                 July 17, 2000


                                DIRECTCOM, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)



     02-22475                                         22-2942013
(Commission File No.)                     (IRS Employer Identification No.)



                                20 Maple Avenue
                            Armonk, New York 10504
                    (Address of principal executive office)
                                  (zip code)

                                (914) 273-8620
             (Registrant's telephone number, including area code)


Item 2.  Disposition of Assets.

      (a) Effective as of June 30, 2000, Registrant sold two hundred thirty two and one-third (232 and 1/3) shares of Common Stock (the "Shares") of its subsidiary Color Graphics, Inc. ("Color Graphics") to its affiliate, North American Communications, Inc. ("NAC") for $800,000 in cash (the "Color Graphics Purchase Price"). $200,000 was paid in cash at the closing of the transaction, and the remainder of the Color Graphics Purchase Price will be paid in three annual installments of $200,000 (plus simple interest at the rate of 8% per annum). The Shares were all the shares of capital stock of Color Graphics that Registrant owned and the Shares represented 82% of the outstanding capital stock of Color Graphics.

          Effective as of July 1, 2000, Registrant sold its Directline Productions division ("Directline") to NAC for $50,000 in cash (the "Directline Purchase Price," and, together with the Color Graphics Purchase Price, the "Purchase Price").

          Color Graphics is a high volume manufacturer of direct marketing promotional materials. Color Graphics currently operates its productions facilities from a 66,100 square foot building on approximately four acres of land in Mount Laurel New Jersey.

          Directline provides its clients with agency creative services associated with the design and development of direct marketing promotion materials. Directline also provides production management services whereby it supervises and oversees the entire creative and direct mail production process on behalf of its clients. These services include campaign planning, vendor selection and coordination, production quality assurance and program results analysis.

          In the aggregate, the sale of Color Graphics and Directline to NAC constitutes the sale of substantially all of the assets of the Registrant.

          NAC is an affiliate of Registrant. Robert W. Paltrow, the Secretary and Treasurer and a director of Registrant, served as President of NAC from 1981 through 1996 and is currently the Chief Executive Officer and a director of NAC. Mr. Paltrow is also the general partner of Aspetong Partners, L.P., which owns 50% of the issued and outstanding stock of NAC. Robert E. Herman, a director of Registrant, serves as the President of NAC. Mr. Herman's father is the general partner of Wye Investments, a limited partnership that owns the other 50% of NAC, and Mr. Herman himself owns a 1% limited partnership interest in Wye Investments. Both Wye Investments and Aspetong Partners, L.P. own 22% of the issued and outstanding shares of Registrant. Furthermore, Nicholas Robinson, the President, Chief Executive Officer and Chairman of the Board of Directors of Registrant, is the son-in-law of Mr. Paltrow.

          Registrant received an offer from NAC to purchase the Shares from Registrant for the Color Graphics Purchase Price. The board of directors reviewed the recent and past performance of Color Graphics, current conditions in the printing industry, the value of Color Graphics and the magnitude of the Color Graphics Purchase Price. The board of directors, based upon these factors, decided that the Color Graphics Purchase Price represented a bona fide and fair market value offer for the Shares and approved the sale of the Shares to NAC for the Color Graphics Purchase Price.

          Registrant received a separate offer from NAC to purchase Directline from Registrant for the Directline Purchase Price. The board of directors reviewed the recent and past performance of Directline, current conditions in the direct marketing industry, the value of Directline and the magnitude of the Directline Purchase Price. The board of directors, based upon these factors, decided that the Directline Purchase Price represented a bona fide and fair market value offer for Directline and approved the sale of Directline to NAC for the Directline Purchase Price.

          Registrant's board of directors determined that the sale of substantially all of Registrant's assets to NAC for the aggregate Purchase Price was expedient and in the best interest of the Registrant.

          Registrant intends to use the proceeds from the sale of Color Graphics and Directline to make acquisitions in the direct marketing industry.

Item 7.  Financial Statements and Exhibits.

             Registrant's pro forma financial information and financial statements for the transactions with NAC will follow.


                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIRECTCOM, INC.

By:  /s/ Nicholas Robinson, President
     ----------------------------------
    Nicholas Robinson, President, Chief Executive Officer and
    Chairman of the Board

                                      -3-